For further information:         TRADED: NYSE (IEX)                            EX-99.1
Investor Contact:
Allison S. Lausas
Vice President and Chief Accounting Officer
(847) 498-7070

IDEX REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS

Fourth Quarter Highlights
(All comparisons against the fourth quarter of 2022 unless otherwise noted)
•Sales of $789 million, down 3% overall and 6% organically
•Reported diluted EPS of $1.43, down 16%; adjusted diluted EPS of $1.83, down 9%
•Strong operating cash flow of $201 million, up 20%; free cash flow of $179 million, up 22%
•Completed acquisition of STC Material Solutions on December 14, 2023 for $202 million

Full Year Highlights
(All comparisons against full year 2022 unless otherwise noted)
•Record reported sales of $3.3 billion, up 3% overall and down 1% organically
•Record reported diluted EPS of $7.85, up 2%; record adjusted diluted EPS of $8.22, up 1%
•Record operating cash flow of $717 million, up 29%; record free cash flow of $627 million, up 28%
•Invested approximately $425 million for acquisitions, capital projects and share repurchases

NORTHBROOK, IL, FEBRUARY 6, 2024 - IDEX Corporation (NYSE: IEX) today announced its financial results for the quarter and year ended December 31, 2023.

“IDEX businesses weathered an unprecedented year of global recalibration, which played out differently across our segments. Our team’s agility and core execution capabilities, combined with the quality of our underlying assets, enabled us to deliver strong results in a challenging environment,” said Eric D. Ashleman, IDEX Corporation Chief Executive Officer and President.

“Now, the majority of our end markets are stable, supporting the early stages of focused organic growth to drive our next chapter of outperformance. However, the timing of market recovery within our Life Sciences and Analytical Instrumentation businesses remains uncertain, moderating our overall full year growth outlook.”

“We continue to aggressively pursue inorganic opportunities within advantaged, fast-growing markets, as demonstrated by our purchase of STC Material Solutions in December. Our funnel of potential acquisitions is strong and our efforts are well supported by ample capacity on our balance sheet.”

2024 Outlook
Full year 2024 organic sales growth is projected to be 0% to 2% over the prior year, with GAAP diluted EPS of $7.15 to $7.45 (adjusted diluted EPS of $8.15 to $8.45).

First quarter 2024 organic sales are projected to decline 6% to 7% from the prior year period, with GAAP diluted EPS of $1.45 to $1.50 (adjusted diluted EPS of $1.70 to $1.75).

Consolidated Results

	For the Quarter Ended December 31,			For the Year Ended December 31,
(Dollars in millions, except per share amounts)	2023	2022	Increase (Decrease)	2023	2022	Increase (Decrease)
Net sales	$788.9	$810.7	$(21.8)	$3,273.9	$3,181.9	$92.0
Adjusted net sales*	788.9	810.7	(21.8)	3,273.9	3,164.0	109.9
Organic net sales growth*			(6%)			(1%)
Gross profit	$336.8	$345.7	$(8.9)	$1,446.9	$1,426.9	$20.0
Adjusted gross profit*	337.2	353.8	(16.6)	1,448.5	1,417.5	31.0
Net income attributable to IDEX	108.6	130.0	(21.4)	596.1	586.9	9.2
Adjusted net income attributable to IDEX*	139.0	152.8	(13.8)	623.6	618.1	5.5
Adjusted EBITDA*	203.6	218.9	(15.3)	899.6	884.2	15.4
Diluted EPS attributable to IDEX	1.43	1.71	(0.28)	7.85	7.71	0.14
Adjusted diluted EPS attributable to IDEX*	1.83	2.01	(0.18)	8.22	8.12	0.10
Cash flows from operating activities	201.0	167.3	33.7	716.7	557.4	159.3
Free cash flow*	179.4	147.3	32.1	626.8	489.4	137.4
Gross margin	42.7%	42.6%	10 bps	44.2%	44.8%	(60) bps
Adjusted gross margin*	42.7%	43.6%	(90) bps	44.2%	44.8%	(60) bps
Net income margin	13.7%	16.0%	(230) bps	18.2%	18.4%	(20) bps
Adjusted EBITDA margin*	25.8%	27.0%	(120) bps	27.5%	27.9%	(40) bps
*These are non-GAAP measures. See the definitions of these non-GAAP measures in the section in this release titled “Non-GAAP Measures of Financial Performance” and reconciliations to their most directly comparable GAAP financial measures in the reconciliation tables at the end of this release.

Orders
Fourth quarter 2023 orders of $753.9 million reflected a 6% decrease compared with the prior year period (-10% organic, +3% acquisitions/divestitures and +1% foreign currency translation).

Full year 2023 orders of $3,057.6 million reflected a 7% decrease compared with 2022 (-11% organic, -1% impact from the exit of a COVID-19 testing application in 2022 that did not reoccur in 2023 and +5% acquisitions/divestitures).

Net Sales
Fourth quarter 2023 sales of $788.9 million reflected a 3% decrease compared with the prior year period (-6% organic and +3% acquisitions/divestitures).

Full year 2023 sales of $3,273.9 million reflected a 3% increase compared with 2022 (+5% acquisitions/divestitures, -1% organic and -1% impact from the exit of a COVID-19 testing application).

Gross Margin
Fourth quarter 2023 gross margin of 42.7% increased 10 basis points compared with the prior year period primarily due to strong price/cost, lower fair value inventory step-up charges and favorable operational productivity, partially offset by lower volume leverage, higher employee-related costs partly mitigated by lower variable compensation, the dilutive impact of acquisitions and unfavorable mix. Adjusted gross margin, which excludes fair value inventory step-up charges, decreased 90 basis points compared with the prior year period.

Full year 2023 gross margin of 44.2% decreased 60 basis points compared with 2022 primarily due to lower volume leverage, the dilutive impact of acquisitions, higher employee-related costs partly mitigated by lower variable compensation, unfavorable mix and the acceleration of previously deferred revenue related to the exit of a COVID-19 testing application in 2022 that did not reoccur in 2023, partially offset by strong operational productivity and price/cost as well as lower fair value inventory step-up charges. Adjusted gross margin, which excludes the acceleration of previously deferred revenue discussed above and fair value inventory step-up charges, decreased 60 basis points compared with 2022.

Net Income and Diluted Earnings per Share Attributable to IDEX and Net Income Margin
Fourth quarter 2023 net income attributable to IDEX decreased $21.4 million to $108.6 million, which resulted in diluted EPS attributable to IDEX of $1.43 per share, a decrease of $0.28 per share, or 16%, from the prior year period. Fourth quarter 2023 net income margin of 13.7% decreased 230 basis points compared with the prior year period. These decreases were primarily driven by lower operating results discussed above as well as a loss on the sale of Novotema, SpA ("Novotema") and amortization on new acquisitions, partially offset by higher fair value inventory step-up charges in the prior year period. The fourth quarter 2023 effective tax rate of 22.7% increased compared with the fourth quarter 2022 effective tax rate of 20.5% primarily due to the one-time foreign currency benefits realized in 2022 in connection with the funding of the acquisition of Muon B.V. and its subsidiaries ("Muon Group") as well as the impact of the loss recorded on the sale of Novotema during 2023, for which no related tax benefit was realized due to the type of consolidated group in which it participated.

Full year 2023 net income attributable to IDEX increased $9.2 million to $596.1 million, which resulted in diluted EPS attributable to IDEX of $7.85 per share, an increase of $0.14 per share, or 2%, compared with 2022. Full year 2023 net income margin of 18.2% decreased 20 basis points compared with 2022. The increase in net income attributable to IDEX was primarily driven by higher gains on the sale of businesses and lower fair value inventory step-up charges, partially offset by lower operating results discussed above, amortization on new acquisitions, higher interest expense and a reserve recorded on an investment with a collaborative partner. The full year 2023 GAAP effective tax rate of 21.7% was flat when compared with the full year 2022 GAAP effective tax rate. Both years included one-time benefits that lowered the effective tax rate.

Adjusted EBITDA Margin and Adjusted Diluted EPS Attributable to IDEX
Fourth quarter 2023 Adjusted EBITDA margin of 25.8% decreased 120 basis points compared with the prior year period driven by lower volume leverage, higher employee-related costs partly mitigated by lower variable compensation, unfavorable mix and the dilutive impact of acquisitions, partially offset by strong price/cost and operational productivity. Adjusted diluted EPS attributable to IDEX was $1.83 per share, a decrease of $0.18 per share, or 9%, from the prior year period reflecting the operating results previously discussed. Adjusted diluted EPS excludes the impacts of the sale of Novotema discussed above.

Full year 2023 Adjusted EBITDA margin of 27.5% decreased 40 basis points compared with 2022 driven by lower volume leverage, higher employee-related costs and unfavorable mix, partially offset by strong price/cost and operational productivity. Adjusted diluted EPS attributable to IDEX was $8.22 per share, an increase of $0.10 per share, or 1%, compared with 2022 reflecting higher operating results. Additionally, 2023 included higher interest expense, which was mostly offset by the 9 cent impact of a lower adjusted effective tax rate in 2023, which excludes the impacts of the sale of businesses.

Cash Flow
Fourth quarter and full year 2023 cash from operations of $201.0 million and $716.7 million, respectively, were up compared with the prior year period primarily due to lower working capital driven by inventory reductions in 2023 as compared to 2022. Fourth quarter 2023 free cash flow was $179.4 million, up 22% compared with the prior year period and constituted 129% of adjusted net income attributable to IDEX, while full year 2023 free cash flow of $626.8 million, up 28% compared with 2022, constituted 101% of adjusted net income attributable to IDEX.

Segment Highlights

Fluid & Metering Technologies ("FMT")

	For the Quarter Ended December 31,
(Dollars in millions)	2023	2022	Increase (Decrease)
Net sales	$299.1	$287.8	$11.3
Adjusted EBITDA	92.2	86.4	5.8
Adjusted EBITDA margin	30.8%	30.0%	80 bps

•Fourth quarter 2023 sales of $299.1 million reflected a 4% increase compared with the prior year period (+3% organic and +1% foreign currency translation).
•Fourth quarter 2023 Adjusted EBITDA margin was 30.8%, up 80 basis points compared with the prior year period primarily due to strong operational productivity and price/cost, partially offset by unfavorable mix, higher employee-related costs and lower volume leverage.

Health & Science Technologies ("HST")

	For the Quarter Ended December 31,
(Dollars in millions)	2023	2022	Increase (Decrease)
Net sales	$312.7	$353.0	$(40.3)
Adjusted EBITDA	80.7	107.0	(26.3)
Adjusted EBITDA margin	25.8%	30.3%	(450) bps

•Fourth quarter 2023 sales of $312.7 million reflected an 11% decrease compared with the prior year period (-19% organic, +7% acquisitions/divestitures and +1% foreign currency translation).
•Fourth quarter 2023 Adjusted EBITDA margin was 25.8%, down 450 basis points compared with the prior year period primarily due to lower volume leverage, the dilutive impact of acquisitions and higher employee-related costs, partially offset by strong operational productivity and price/cost.

Fire & Safety/Diversified Products ("FSDP")

	For the Quarter Ended December 31,
(Dollars in millions)	2023	2022	Increase (Decrease)
Net sales	$179.0	$170.9	$8.1
Adjusted EBITDA	51.6	46.6	5.0
Adjusted EBITDA margin	28.9%	27.3%	160 bps

•Fourth quarter 2023 sales of $179.0 million reflected a 5% increase compared with the prior year period (+3% organic and +2% foreign currency translation).
•Fourth quarter 2023 Adjusted EBITDA margin was 28.9%, up 160 basis points compared with the prior year period primarily due to strong price/cost and operational productivity, partially offset by lower volume leverage and higher employee-related costs.

Corporate Costs
Corporate costs included in consolidated Adjusted EBITDA were $20.9 million in the fourth quarter of 2023, a decrease of $0.2 million compared with the same prior year period. The change was primarily driven by lower employee-related costs, partially offset by higher legal related expenditures.

Acquisition
On December 14, 2023, the Company completed the acquisition of STC Material Solutions (“STC”). STC specializes in the design and manufacturing of technical ceramics and hermetic sealing products for the most extreme, mission critical applications in the semiconductor, aerospace and defense, industrial technology, medical technology and energy sectors. Headquartered in St. Albans, Vermont with operations in Santa Ana, California, STC operates in the Company's Scientific Fluidics & Optics reporting unit within the HST segment. STC was acquired for cash consideration of $202.0 million, net of cash acquired. The entire purchase price was funded with cash on hand.

Divestitures
On December 29, 2023, the Company completed the sale of Novotema for proceeds of $8.3 million, net of cash remitted, resulting in a loss on the sale of $9.1 million. The results of Novotema were reported within the HST segment.

Conference Call to be Broadcast over the Internet
IDEX will broadcast its fourth quarter earnings conference call over the Internet on Wednesday, February 7, 2024 at 9:30 a.m. CT. Chief Executive Officer and President Eric Ashleman and Senior Vice President and Chief Financial Officer Abhi Khandelwal will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 877.660.6853 (or 201.612.7415 for international participants) using the ID #13742102.

Forward-Looking Statements
This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may relate to, among other things, the Company’s first quarter 2024 and full year 2024 outlook including expected organic sales projections, expected earnings per share and adjusted earnings per share, and the assumptions underlying these expectations, anticipated future acquisition behavior, anticipated trends in end markets, and the anticipated benefits of the Company’s recent acquisitions, and are indicated by words or phrases such as “anticipates,” “estimates,” “plans,” “guidance,” “expects,” “projects,” “forecasts,” “should,” “could,” “will,” “believes,” “intends” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release.

The risks and uncertainties include, but are not limited to, the following: levels of industrial activity and economic conditions in the U.S. and other countries around the world, including uncertainties in the financial markets and adverse developments affecting the financial services industry; pricing pressures, including inflation and rising interest rates, and other competitive factors and levels of capital spending in certain industries, all of which could have a material impact on order rates and the Company’s results; the impact of health epidemics and pandemics and terrorist attacks and wars, which could have an adverse impact on the Company's business by creating disruptions in the global supply chain and by potentially having an adverse impact on the global economy; the Company’s ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the Company operates; developments with respect to trade policy and tariffs; capacity utilization and the effect this has on costs; labor markets; supply chain conditions; market conditions and material costs; risks related to environmental, social and corporate governance issues, including those related to climate change and sustainability; and developments with respect to contingencies, such as litigation and environmental matters.

Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included in the Company’s most recent annual report on Form 10-K and the Company’s subsequent quarterly reports filed with the Securities and Exchange Commission (“SEC”) and the other risks discussed in the Company’s filings with the SEC. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances, except as may be required by law. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX (NYSE: IEX) makes thousands of products and mission-critical components that improve everyday life all around you. If you enjoy chocolate, it quite possibly passed through a Viking® internal gear pump at the candy factory. If you were ever in a car accident, emergency workers may have used the Hurst Jaws of Life® rescue tool to save your life. If your doctor ordered a DNA test to predict your risk of disease or determine a course of treatment, the lab may have used equipment containing components made by IDEX Health & Science. Founded in 1988 with three small, entrepreneurial manufacturing companies, we’re proud to say that we now call over 50 diverse businesses around the world part of the IDEX family. With more than 8,500 employees and manufacturing operations in more than 20 countries, IDEX is a high-performing, global company with over $3.2 billion in annual sales, committed to making trusted solutions that improve lives. IDEX shares are traded on the New York Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Financial reports follow)

IDEX CORPORATION
Condensed Consolidated Statements of Income
(in millions, except per share amounts)
(unaudited)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Net sales	$788.9	$810.7	$3,273.9	$3,181.9
Cost of sales	452.1	465.0	1,827.0	1,755.0
Gross profit	336.8	345.7	1,446.9	1,426.9
Selling, general and administrative expenses	173.6	169.0	703.5	652.7
Restructuring expenses and asset impairments	2.7	1.7	10.9	22.8
Operating income	160.5	175.0	732.5	751.4
Loss (gain) on sale of businesses	9.1	—	(84.7)	(34.8)
Other (income) expense - net	(0.4)	(0.6)	5.2	(3.9)
Interest expense	11.6	12.1	51.7	40.7
Income before income taxes	140.2	163.5	760.3	749.4
Provision for income taxes	31.9	33.5	164.7	162.7
Net income	$108.3	$130.0	$595.6	$586.7
Net loss attributable to noncontrolling interest	0.3	—	0.5	0.2
Net income attributable to IDEX	$108.6	$130.0	$596.1	$586.9

Earnings per Common Share:
Basic earnings per common share attributable to IDEX	$1.43	$1.72	$7.87	$7.74
Diluted earnings per common share attributable to IDEX	$1.43	$1.71	$7.85	$7.71

Share Data:
Basic weighted average common shares outstanding	75.6	75.5	75.6	75.7
Diluted weighted average common shares outstanding	75.8	75.9	75.9	76.0

IDEX CORPORATION
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$534.3	$430.2
Receivables - net	427.8	442.8
Inventories - net	420.8	470.9
Other current assets	63.4	55.4
Total current assets	1,446.3	1,399.3
Property, plant and equipment - net	430.3	382.1
Goodwill and intangible assets - net	3,850.1	3,585.9
Other noncurrent assets	138.5	144.6
Total assets	$5,865.2	$5,511.9

Liabilities and equity
Current liabilities
Trade accounts payable	$179.7	$208.9
Accrued expenses	271.5	289.1
Current portion of long-term borrowings	0.6	—
Dividends payable	48.5	45.6
Total current liabilities	500.3	543.6
Long-term borrowings - net	1,325.1	1,468.7
Other noncurrent liabilities	498.6	460.0
Total liabilities	2,324.0	2,472.3
Shareholders' equity	3,541.4	3,039.3
Noncontrolling interest	(0.2)	0.3
Total equity	3,541.2	3,039.6
Total liabilities and equity	$5,865.2	$5,511.9

IDEX CORPORATION
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	For the Year Ended December 31,
	2023	2022
Cash flows from operating activities
Net income	$595.6	$586.7
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of businesses - net	(84.7)	(34.8)
Asset impairments	0.8	17.4
Credit loss on note receivable from collaborative partner	7.7	—
Depreciation	57.2	50.7
Amortization of intangible assets	94.9	69.0
Share-based compensation expense	21.8	21.6
Deferred income taxes	(14.7)	(18.5)
Changes in (net of the effect from acquisitions/divestitures and foreign currency translation):
Receivables - net	20.5	(71.7)
Inventories - net	66.2	(72.4)
Other current assets	(6.5)	(0.5)
Trade accounts payable	(25.3)	17.6
Deferred revenue	12.7	(25.0)
Accrued expenses	(34.8)	16.6
Other - net	5.3	0.7
Net cash flows provided by operating activities	716.7	557.4
Cash flows from investing activities
Capital expenditures	(89.9)	(68.0)
Acquisition of businesses, net of cash acquired	(311.8)	(945.6)
Proceeds from sale of businesses, net of cash remitted	118.6	49.4
Purchase of marketable securities	(29.0)	—
Proceeds from sale of marketable securities	24.8	39.7
Other - net	3.5	7.3
Net cash flows used in investing activities	(283.8)	(917.2)
Cash flows from financing activities
Borrowings under revolving credit facilities	—	210.4
Payments under revolving credit facilities	—	(135.0)
Proceeds from issuance of long-term borrowings	100.0	200.0
Payment of long-term borrowings	(250.0)	—
Dividends paid	(190.7)	(177.4)
Proceeds from share issuances, net of shares withheld for taxes	21.5	14.1
Repurchases of common stock	(24.2)	(148.1)
Other - net	(1.3)	(1.8)
Net cash flows used in financing activities	(344.7)	(37.8)
Effect of exchange rate changes on cash and cash equivalents	15.9	(27.6)
Net increase (decrease) in cash	104.1	(425.2)
Cash and cash equivalents at beginning of year	430.2	855.4
Cash and cash equivalents at end of year	$534.3	$430.2

IDEX CORPORATION
Company and Segment Financial Information
(dollars in millions)
(unaudited)

		For the Quarter Ended December 31, (a)		For the Year Ended December 31, (a)
		2023	2022	2023	2022
	Fluid & Metering Technologies
	Net sales	$299.1	$287.8	$1,247.1	$1,167.3
	Adjusted EBITDA(b)	92.2	86.4	416.1	374.2
	Adjusted EBITDA margin	30.8%	30.0%	33.4%	32.1%
	Depreciation	$3.8	$4.1	$14.1	$16.1
	Amortization of intangible assets	5.4	5.7	22.7	20.8
	Capital expenditures	4.8	7.9	24.2	25.3

	Health & Science Technologies
	Net sales	$312.7	$353.0	$1,316.4	$1,339.2
	Adjusted net sales(c)	312.7	353.0	1,316.4	1,321.3
	Adjusted EBITDA(b)	80.7	107.0	359.5	411.8
	Adjusted EBITDA margin	25.8%	30.3%	27.3%	31.2%
	Depreciation	$9.1	$7.3	$33.2	$25.7
	Amortization of intangible assets	17.3	12.4	65.8	41.6
	Capital expenditures	14.2	9.1	55.1	32.0

	Fire & Safety/Diversified Products
	Net sales	$179.0	$170.9	$718.8	$679.2
	Adjusted EBITDA(b)	51.6	46.6	208.6	183.9
	Adjusted EBITDA margin	28.9%	27.3%	29.0%	27.1%
	Depreciation	$2.2	$2.1	$8.9	$8.4
	Amortization of intangible assets	1.6	1.7	6.4	6.6
	Capital expenditures	2.3	3.0	9.7	10.5

	Corporate Office and Eliminations
	Intersegment sales eliminations	$(1.9)	$(1.0)	$(8.4)	$(3.8)
	Adjusted EBITDA(b)	(20.9)	(21.1)	(84.6)	(85.7)
	Depreciation	0.2	0.2	1.0	0.5
	Capital expenditures	0.3	—	0.9	0.2

	Company
	Net sales	$788.9	$810.7	$3,273.9	$3,181.9
	Adjusted net sales(c)	788.9	810.7	3,273.9	3,164.0
	Adjusted EBITDA(c)	203.6	218.9	899.6	884.2
	Adjusted EBITDA margin(c)	25.8%	27.0%	27.5%	27.9%
	Depreciation	$15.3	$13.7	$57.2	$50.7
	Amortization of intangible assets	24.3	19.8	94.9	69.0
	Capital expenditures	21.6	20.0	89.9	68.0
(a)	Three and twelve month data includes the results of the acquisitions of STC (December 2023), Iridian Spectral Technologies (May 2023) and Muon B.V. and its subsidiaries (November 2022) in the HST segment from the dates of acquisition and twelve month data includes the results of the acquisitions of KZ CO. (May 2022) and Nexsight, LLC and its businesses Envirosight, WinCan, MyTana and Pipeline Renewal Technologies (February 2022) in the FMT segment from the dates of acquisition. Three and twelve month data also includes the results of Micropump (August 2023) and Novotema (December 2023) in the HST segment and Knight (September 2022) in the FMT segment through the dates of disposition.

(b)	Segment Adjusted EBITDA excludes unallocated corporate costs which are included in Corporate Office and Eliminations.
(c)
These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most directly comparable measure calculated and presented in accordance with GAAP, see the reconciliation tables below.

Non-GAAP Measures of Financial Performance
The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). The Company supplements certain GAAP financial performance metrics with non-GAAP financial performance metrics. Management believes these non-GAAP financial performance metrics provide investors with greater insight, transparency and a more comprehensive understanding of the financial information used by management in its financial and operational decision making because certain of these adjusted metrics exclude items not reflective of ongoing operations, as identified in the reconciliations below. Reconciliations of non-GAAP financial performance metrics to their most directly comparable GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with GAAP. Due to rounding, numbers presented throughout this and other documents may not add up or recalculate precisely. There were no adjustments to GAAP financial performance metrics other than the items noted below.

•Organic orders and net sales are calculated excluding amounts from acquired or divested businesses during the first twelve months of ownership or prior to divestiture, the impact of foreign currency translation and the impact from the exit of a COVID-19 testing application.
•Adjusted net sales is calculated as net sales less the acceleration of previously deferred revenue related to the exit of a COVID-19 testing application.
•Adjusted gross profit is calculated as gross profit less the impact from the exit of a COVID-19 testing application plus fair value inventory step-up charges.
•Adjusted gross margin is calculated as adjusted gross profit divided by adjusted net sales.
•Adjusted net income attributable to IDEX is calculated as net income attributable to IDEX plus fair value inventory step-up charges, plus restructuring expenses and asset impairments, less the net impact from the exit of a COVID-19 testing application, less the gain on sale of businesses - net, less gains on sales of assets, plus the credit loss on a note receivable from a collaborative partner, plus acquisition-related intangible asset amortization, all net of the statutory tax expense or benefit.
•Adjusted diluted EPS attributable to IDEX is calculated as adjusted net income attributable to IDEX divided by the diluted weighted average shares outstanding.
•Consolidated Adjusted EBITDA is calculated as consolidated earnings before interest, taxes, depreciation and amortization, or consolidated EBITDA, plus fair value inventory step-up charges, plus restructuring expenses and asset impairments, less the net impact from the exit of a COVID-19 testing application, less the gain on sale of businesses - net, less gains on sales of assets plus the credit loss on a note receivable from a collaborative partner.
•Consolidated Adjusted EBITDA margin is calculated as Consolidated Adjusted EBITDA divided by adjusted net sales.
•Free cash flow is calculated as cash flow from operating activities less capital expenditures.

All table footnotes can be found at the end of the Non-GAAP section.

Table 1: Reconciliations of the Change in Net Sales to Organic Net Sales

	For the Quarter Ended December 31, 2023				For the Year Ended December 31, 2023
	FMT	HST	FSDP	IDEX	FMT	HST	FSDP	IDEX
Change in net sales	4%	(11%)	5%	(3%)	7%	(2%)	6%	3%
Less:
Net impact from acquisitions/divestitures	—%	7%	—%	3%	2%	9%	—%	5%
Impact from foreign currency	1%	1%	2%	—%	—%	—%	—%	—%
Impact from the exit of a COVID-19 testing application (1)	—%	—%	—%	—%	—%	(1%)	—%	(1%)
Change in organic net sales	3%	(19%)	3%	(6%)	5%	(10%)	6%	(1%)

Table 2: Reconciliations of Reported-to-Adjusted Gross Profit, Net Sales and Gross Margin (dollars in millions)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Gross profit	$336.8	$345.7	$1,446.9	$1,426.9
Impact from the exit of a COVID-19 testing application(1)	—	—	—	(17.9)
Fair value inventory step-up charges	0.4	8.1	1.6	8.5
Adjusted gross profit	$337.2	$353.8	$1,448.5	$1,417.5

Net sales	$788.9	$810.7	$3,273.9	$3,181.9
Impact from the exit of a COVID-19 testing application(1)				(17.9)
Adjusted net sales				$3,164.0

Gross margin	42.7%	42.6%	44.2%	44.8%
Adjusted gross margin	42.7%	43.6%	44.2%	44.8%

Table 3: Reconciliations of Reported-to-Adjusted Net Income Attributable to IDEX and Diluted EPS Attributable to IDEX (in millions, except per share amounts)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Reported net income attributable to IDEX	$108.6	$130.0	$596.1	$586.9
Fair value inventory step-up charges	0.4	8.1	1.6	8.5
Tax impact on fair value inventory step-up charges	(0.1)	(2.1)	(0.4)	(2.2)
Restructuring expenses and asset impairments	2.7	1.7	10.9	4.5
Tax impact on restructuring expenses and asset impairments	(0.7)	(0.2)	(2.5)	(0.9)
Net impact from the exit of a COVID-19 testing application(1)	—	—	—	(1.1)
Tax impact on the exit of a COVID-19 testing application	—	—	—	0.3
Loss (gain) on sale of businesses	9.1	—	(84.7)	(34.8)
Tax impact on loss (gain) on sale of businesses	—	—	22.7	5.5
Gains on sales of assets	—	—	—	(2.7)
Tax impact on gains on sales of assets	—	—	—	0.6
Credit loss on note receivable from collaborative partner(2)	—	—	7.7	—
Tax impact on credit loss on note receivable from collaborative partner	—	—	(1.6)	—
Acquisition-related intangible asset amortization	24.3	19.8	94.9	69.0
Tax impact on acquisition-related intangible asset amortization	(5.3)	(4.5)	(21.1)	(15.5)
Adjusted net income attributable to IDEX	$139.0	$152.8	$623.6	$618.1

Table 3: Reconciliations of Reported-to-Adjusted Net Income Attributable to IDEX and Diluted EPS Attributable to IDEX (in millions, except per share amounts) (continued)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Reported diluted EPS attributable to IDEX	$1.43	$1.71	$7.85	$7.71
Fair value inventory step-up charges	—	0.11	0.02	0.11
Tax impact on fair value inventory step-up charges	—	(0.03)	—	(0.03)
Restructuring expenses and asset impairments	0.04	0.02	0.15	0.06
Tax impact on restructuring expenses and asset impairments	(0.01)	—	(0.03)	(0.01)
Net impact from the exit of a COVID-19 testing application(1)	—	—	—	(0.01)
Tax impact on the exit of a COVID-19 testing application	—	—	—	—
Loss (gain) on sale of businesses	0.12	—	(1.12)	(0.46)
Tax impact on loss (gain) on sale of businesses	—	—	0.30	0.07
Gains on sales of assets	—	—	—	(0.03)
Tax impact on gains on sales of assets	—	—	—	0.01
Credit loss on note receivable from collaborative partner(2)	—	—	0.10	—
Tax impact on credit loss on note receivable from collaborative partner	—	—	(0.02)	—
Acquisition-related intangible asset amortization	0.32	0.26	1.25	0.91
Tax impact on acquisition-related intangible asset amortization	(0.07)	(0.06)	(0.28)	(0.21)
Adjusted diluted EPS attributable to IDEX	$1.83	$2.01	$8.22	$8.12

Diluted weighted average shares outstanding	75.8	75.9	75.9	76.0

Table 4: Reconciliations of Net Income to Adjusted EBITDA and Net Sales to Adjusted Net Sales (dollars in millions)

	For the Quarter Ended December 31,
	2023					2022
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported net income	$—	$—	$—	$—	$108.3	$—	$—	$—	$—	$130.0
Provision for income taxes	—	—	—	—	31.9	—	—	—	—	33.5
Interest expense	—	—	—	—	11.6	—	—	—	—	12.1
Other (income) - net	—	—	—	—	(0.4)	—	—	—	—	(0.6)
Loss on sale of business	—	—	—	—	9.1	—	—	—	—	—
Operating income (loss)	82.3	53.7	47.2	(22.7)	160.5	76.2	79.2	42.6	(23.0)	175.0
Other income (expense) - net	0.2	(1.9)	0.5	1.6	0.4	(0.2)	(0.6)	(0.2)	1.6	0.6
Depreciation	3.8	9.1	2.2	0.2	15.3	4.1	7.3	2.1	0.2	13.7
Amortization	5.4	17.3	1.6	—	24.3	5.7	12.4	1.7	—	19.8
Fair value inventory step-up charges	—	0.4	—	—	0.4	—	8.1	—	—	8.1
Restructuring expenses and asset impairments	0.5	2.1	0.1	—	2.7	0.6	0.6	0.4	0.1	1.7
Adjusted EBITDA	$92.2	$80.7	$51.6	$(20.9)	$203.6	$86.4	$107.0	$46.6	$(21.1)	$218.9

Net sales (eliminations)	$299.1	$312.7	$179.0	$(1.9)	$788.9	$287.8	$353.0	$170.9	$(1.0)	$810.7

Net income margin					13.7%					16.0%
Adjusted EBITDA margin	30.8%	25.8%	28.9%	n/m	25.8%	30.0%	30.3%	27.3%	n/m	27.0%

Table 4: Reconciliations of Net Income to Adjusted EBITDA and Net Sales to Adjusted Net Sales (dollars in millions) (continued)

	For the Year Ended December 31,
	2023					2022
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported net income	$—	$—	$—	$—	$595.6	$—	$—	$—	$—	$586.7
Provision for income taxes	—	—	—	—	164.7	—	—	—	—	162.7
Interest expense	—	—	—	—	51.7	—	—	—	—	40.7
Other expense (income) - net	—	—	—	—	5.2	—	—	—	—	(3.9)
Gain on sale of businesses - net	—	—	—	—	(84.7)	—	—	—	—	(34.8)
Operating income (loss)	374.2	253.4	192.2	(87.3)	732.5	334.0	334.9	166.6	(84.1)	751.4
Other income (expense) - net	2.2	(1.1)	0.2	(6.5)	(5.2)	1.8	1.9	2.4	(2.2)	3.9
Depreciation	14.1	33.2	8.9	1.0	57.2	16.1	25.7	8.4	0.5	50.7
Amortization	22.7	65.8	6.4	—	94.9	20.8	41.6	6.6	—	69.0
Fair value inventory step-up charges	—	1.6	—	—	1.6	0.4	8.1	—	—	8.5
Restructuring expenses and asset impairments	2.9	6.6	0.9	0.5	10.9	2.3	0.7	1.4	0.1	4.5
Net impact from the exit of a COVID-19 testing application(1)	—	—	—	—	—	—	(1.1)	—	—	(1.1)
Gains on sales of assets	—	—	—	—	—	(1.2)	—	(1.5)	—	(2.7)
Credit loss on note receivable from collaborative partner(2)	—	—	—	7.7	7.7	—	—	—	—	—
Adjusted EBITDA	$416.1	$359.5	$208.6	$(84.6)	$899.6	$374.2	$411.8	$183.9	$(85.7)	$884.2

Net sales (eliminations)	$1,247.1	$1,316.4	$718.8	$(8.4)	$3,273.9	$1,167.3	$1,339.2	$679.2	$(3.8)	$3,181.9
Impact from the exit of a COVID-19 testing application(1)							(17.9)			(17.9)
Adjusted net sales (eliminations)							$1,321.3			$3,164.0

Net income margin					18.2%					18.4%
Adjusted EBITDA margin	33.4%	27.3%	29.0%	n/m	27.5%	32.1%	31.2%	27.1%	n/m	27.9%

Table 5: Reconciliations of Cash Flows from Operating Activities to Free Cash Flow (dollars in millions)

	For the Quarter Ended December 31,		For the Year Ended December 31,

	2023	2022	2023	2022
Cash flows from operating activities	$201.0	$167.3	$716.7	$557.4
Less: Capital expenditures	21.6	20.0	89.9	68.0
Free cash flow	$179.4	$147.3	$626.8	$489.4

Table 6: Reconciliation of Estimated 2024 Change in Net Sales to Change in Organic Net Sales

	Guidance
	First Quarter 2024		Full Year 2024
	Low End	High End	Low End	High End
Change in net sales	(6%)	(5%)	1%	3%
Less:
Net impact from acquisitions/divestitures	—%	—%	1%	1%
Impact from foreign currency	1%	1%	—%	—%
Change in organic net sales	(7%)	(6%)	—%	2%

Table 7: Reconciliation of Estimated 2024 Diluted EPS Attributable to IDEX to Adjusted Diluted EPS Attributable to IDEX

	Guidance
	First Quarter 2024	Full Year 2024
Estimated diluted EPS attributable to IDEX	$1.45 - $1.50	$7.15 - $7.45
Acquisition-related intangible asset amortization	$0.33	$1.32
Tax impact on acquisition-related intangible asset amortization	$(0.08)	$(0.32)
Estimated adjusted diluted EPS attributable to IDEX	$1.70 - $1.75	$8.15 - $8.45

Table 8: Reconciliation of Estimated 2024 Net Income to Adjusted EBITDA (dollars in millions)

	Guidance
	First Quarter 2024		Full Year 2024
	Low End	High End	Low End	High End
Reported net income	$109.9	$113.6	$542.5	$565.5
Provision for income taxes	32.7	33.9	162.0	168.9
Interest expense	11.6	11.6	44.6	44.6
Depreciation	16.5	16.5	68.8	68.8
Amortization of intangible assets	25.3	25.3	100.1	100.1
Adjusted EBITDA	$196.0	$200.9	$918.0	$947.9

Net sales	$794.2	$802.6	$3,320.3	$3,385.6

Net income margin	14%	14%	16%	17%
Adjusted EBITDA margin	25%	25%	28%	28%

(1) The impact to net sales and gross margin represents the acceleration of previously deferred revenue of $17.9 million as a result of a customer’s decision to discontinue further investment in commercializing its COVID-19 testing application in 2022 that did not reoccur in 2023, which was largely offset by an impairment charge during the same period resulting in a $1.1 million net impact on net income.

(2) Represents a reserve recorded on an investment with a collaborative partner.